Exhibit 10.1

Boxlight Corporation

1045 Progress Circle

Lawrenceville, GA 30043

March 20, 2020

Michael Pope

485 Havenmist Landing

Suwanee, GA 30024

Re: Employment and Related Terms

Dear Michael:

On behalf of Boxlight Corporation, a Nevada corporation (the “Company”), we are pleased to offer you employment in the position of Chairman of the Board, Chief Executive Officer and President reporting to Board of Directors (the “Board”). Your employment will commence on March 20, 2020 (the “Effective Date”). This agreement supersedes in its entirety the terms of the employment agreement between yourself and the Company dated November 30, 2017 (the “Prior Employment Agreement”).

This offer of employment is contingent upon your review, acknowledgment and agreement to abide by the Company’s employment policies, some of which are identified below and others which will be presented to you prior to your employment commencement date.

The balance of this letter describes terms and conditions of our offer of employment.

(1) Employment Term and Duties.

(a) Term. You hereby accept employment, for term commencing on Effective Date hereof and, subject to earlier termination as provided below, continuing for the period commencing on the Effective Date through December 31, 2021 (the “Initial Term”); which Initial Term may be renewed or extended by mutual agreement of the Company and yourself (such Initial Term, as the same may be so renewed or extended, being hereinafter sometimes called the “Term of Employment”). Notwithstanding the foregoing, you may elect to terminate this agreement and your employment with the Company for any reason upon giving notice to the Board.

(b) Duties. Your primarily place of business shall be the Company’s executive offices in Georgia. You shall perform the services consistent with those of a Chief Executive Officer and President, and substantially in the same manner as you performed services under the Prior Employment Agreement. In such connection, you shall continue to have responsibility for fundraising, investor relations, mergers & acquisitions, corporate strategy and business development.

(c) Time. You shall devote your professional and business time, attention and energy to the business of the Company, as is necessary and appropriate to meet and further the interests of the Company. As used herein, the term “business” shall mean and include the development and selling of technology products and professional services to the education industry. Notwithstanding the foregoing, the Company understands you have other investments and interests that do not compete with the business of the Company, and you may continue to manage those investments and interest including (i) personal investments and affairs for you and your family; (ii) participate in industry, trade, professional, non-profit, community or philanthropic activities, serve on civic or charitable boards or committees, in each case to the extent that such activities do not materially interfere with the performance of your duties and are not in conflict with the business interests of the Company; (iii) serve as a director of other for-profit external boards of directors that do not compete with the Company; and (iv) continue to provide operating partner services to private and advisory equity firms in connection with their portfolio company investing and make co-investments in connection therewith, provided that you do not make any investment in or co-investment in any company that completes with the Company.

(2) Compensation and Benefits.

(a) Base Salary. Your initial annual base salary (“Base Salary”) will be $300,000, less any applicable withholdings taxes and paid consistent with the Company’s standard payroll policies.

(b) Annual Performance Bonus. You will be eligible for a target annual performance bonus (“Annual Bonus”) of $300,000, with a maximum annual bonus of up to $600,000, conditioned upon (i) you remaining employed with the Company on the date of payment and (ii) you or the Company achieving certain performance targets to be established by the Board. The Annual Bonus shall be paid in cash, less any applicable tax withholding.

In addition to the Annual Bonus, you will be eligible to participate in any and all other bonus and long-term incentive plans from time to time in effect for senior executives of the Company generally.

(c) Long-Term Equity Compensation.

(i) Commencing with your employment, you will be granted 186,484 shares of restricted Common Stock equal to approximately one percent (1.0%) of the outstanding Common Stock of the Company (the “Common Stock”), on a fully diluted basis (assuming the exercise of all options, warrants, common stock and other agreements providing for issuance of or payment via common stock to any person, firm or corporation). The restricted Common Stock issuable under this Section 2(c) will vest over a period of twelve (12) equal monthly installments, with acceleration of vesting on a change in ownership of the Company or a substantial portion of the Company’s assets, within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii) (a “Change in Control”). On each subsequent anniversary of employment, you will be granted shares of restricted Common Stock equal to an additional one percent (1.0%) of the outstanding Common Stock of the Company, on a fully diluted basis (assuming the exercise of all options, warrants, common stock and other agreements providing for issuance of or payment via common stock to any person, firm or corporation) with the same 12 month vesting schedule.

(ii) You will also be eligible to receive additional equity grants (such as stock options under the Company’s stock option plans referred to below or restricted stock awards, if any are authorized in the future), at such time or times as they become available to the management team and subject to such terms and conditions as the Board may authorize, in its sole discretion.

(iii) The Company will satisfy its applicable tax withholding requirements upon vesting of such restricted stock by withholding a sufficient number of whole shares of common stock that have a fair market value sufficient to satisfy the Company’s applicable tax withholding obligations.

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(d) Paid Time Off. You will be eligible to take five (5) weeks paid time off (“PTO”) per calendar year.

(e) Benefits. You will be eligible to receive such benefits as are provided to senior executives of the Company, including health insurance, 401(k) and any other generally available benefits.

(f) Severance. Upon termination of your employment for any reason you will receive of all accrued and unpaid Base Salary, all earned but unused PTO based on your Base Salary in effect at the time of your termination of employment, reimbursement for reasonable business expenses incurred prior to your termination of employment in accordance with Section 4 hereof and, to the extent required by law, the Company will pay or otherwise provide for any benefits, payments or continuation of coverage or conversion rights in accordance with the terms of any benefit plan in which you and/or your dependents participate (“Accrued Obligations”). In the event that your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), you shall be entitled to receive in addition to the Accrued Obligations the following payments from the Company: (i) the unpaid Annual Bonus, if any, earned for the fiscal year of the Company preceding the fiscal year in which your employment is terminated, payable when the Company pays Annual Bonus to other senior executives of the Company; (ii) twelve (12) months of your then current Base Salary (but not less than $300,000) to be paid over a period of twelve (12) months, payable in regular installments in accordance with the Company’s regular payroll practices; (iii) the earned portion of the Annual Bonus for the fiscal year in which your employment is terminated paid in a lump sum within thirty (30) days after the date of termination; and (iv) if you elect to receive COBRA continuation coverage under the Company’s group health, dental and/or vision plans for yourself and your eligible dependents, the Company will continue to contribute to the COBRA premium cost of your continuation coverage under the Company’s group medical and dental plans the amount that it contributes toward comparable coverage of active senior executives of the Company under it group health, dental and/or vision plans for a period of up to twelve (12) months, provided, however, that such contribution to the cost of your COBRA premiums will cease when your COBRA continuation coverage ends or at the end of such twelve (12) month period. Such severance payments shall be conditioned upon and subject to you signing an agreement for the general release of claims against the Company and its affiliates and agreement not to solicit customers and employees of the Company in the form of Exhibit A attached hereto (the “General Release”) and such General Release becoming final, binding and irrevocable within 60 days after the date of your termination of employment. Any severance payments that would otherwise be payable to you if the General Release had become final, binding and irrevocable, on your termination date will be suspended and paid to you on the next regularly scheduled pay date after the General Release becomes final, binding and irrevocable; provided that, if the time period set forth above to execute and not revoke the General Release spans two calendar years, then any payment otherwise to be made in accordance with this Section shall be made in the later of the two years.

(g) Reimbursement of Legal Expenses. The Company will reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and execution of this agreement and the equity and other agreements ancillary hereto up to Five Thousand and 00/100 Dollars ($5,000). Said reimbursement shall be made within thirty (30) days after you submit to the Company the invoice for such legal fees and expenses.

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(3) Expense Reimbursement. You are authorized to incur, and shall be entitled to receive prompt reimbursement by the Company for, all reasonable expenses you incur in performing your duties and carrying out your responsibilities to the Company, including business meals, entertainment, and travel expenses, provided that you comply with all of the applicable expense reimbursement policies of the Company.

(4) Definitions. For purposes of this offer letter, the following terms are defined as follows:

“Cause” shall mean (i) your conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude (other than one involving a motor vehicle); (ii) your fraud, theft or embezzlement committed with respect to the Company; (iii) your willful and continued failure to perform your material duties to the Company or (iv) your willful and material violation of the Company’s policies regarding employee conduct, business ethics or employee health and safety; provided, however, that the Company may terminate your employment hereunder for “Cause” within the meaning of clause (iii) or (iv) only after the Company has provided written notice to you of the failure and, if such failure is capable of being remedies, you shall not have remedied such failure within thirty (30) days following the effectiveness of such notice; and provided, further, that “Cause” (including, without limitation, any “Cause” under clause (iii) above) shall not include any act or omission reasonably believed by you in good faith to have been in and not opposed to the best interests of the Company (without intent to gain, directly or indirectly, a profit to which you were not legally entitled) and reasonably believed by you not to have been improper or unlawful. In the event of any dispute between you and the Company regarding whether “Cause” exists, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue, provided that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding.

“Good Reason” shall mean (i) relocation of your primary office to a location that is more than fifty (50) miles from your then-current principal residence, it being understood that the you may be required to travel frequently and that prolonged periods spent away from your office shall not constitute Good Reason; (ii) the assignment to you of duties materially inconsistent with your position (including status, offices, titles, reporting requirements, excessive foreign travel), authority, duties or responsibilities as Chief Executive Officer; (iii) the material breach by the Company of any material provision of this offer letter; (iv) any material reduction in the Base Salary or the applicable percentages of Base Salary used to determine bonuses under the Company’s bonus plans; or (v) change in more than 40% of the members of the Company’s Board of Directors within 24 months after any person or group of persons acting in concert (including two or more entities that are affiliated with one another) first become beneficial owners of more than 40% of the Company’s voting stock. Your termination of employment will not be considered to be for Good Reason unless you provide the Board with written notice of your intent to terminate employment for Good Reason, specifying the event or condition that constitutes Good Reason within 60 days after such event or condition first occurs, the Company fails to cure such event or condition within 30 days after you provide such written notice and you terminate your employment after the expiration of such 30 day cure period.

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(5) Excess Parachute Excise Tax. Anything in this letter to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code (the “Code”) to or for your benefit (whether pursuant to the terms of this letter or otherwise, but determined before application of any reductions required pursuant to this Section 5 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that you would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of the Payments that you would retain after payment of all applicable Federal, state and local taxes after applying such reduction.

(6) Section 409A of the Internal Revenue Code. The payments and benefits described in this letter are intended to comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this letter shall be construed and interpreted in accordance with such intent. Your termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this letter unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(a) Notwithstanding any provision in this letter to the contrary, if you are deemed on the date of your separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “nonqualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to your separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service, and (ii) the date of your death (the “Delay Period”). On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 6 will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter will be paid or provided in accordance with the normal payment dates specified for them herein.

(b) To the extent any reimbursement of costs and expenses provided to you pursuant to this letter constitutes taxable income for Federal income tax purposes, such reimbursements shall be made as soon as practicable after you provide proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any reimbursement of expenses or in-kind benefits provided to you, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) If under this letter, any amount is to be paid to you in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(7) Severability. The parties agree that if any provision of this letter agreement is found to be unenforceable to any extent or in violation of any attribute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

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(8) Management Agreement. The Company acknowledges the terms of a management agreement entered into on January 31, 2018 with an entity affiliated with you, that becomes effective as of the first day of the same month that your employment with the Company shall terminate (the “Management Agreement”). The Company hereby affirms such Management Agreement and agrees that for a term of 13 months following the date of termination of your employment as an executive officer of the Company, you shall directly and through your affiliated entity, continue to provide consulting services to the Company including sourcing and analyzing strategic acquisitions, assisting with financing activities, and other services. As consideration for the services provided, the Company shall pay a management fee equal to 0.375% of the consolidated net revenues of the Company, payable in monthly installments, not to exceed $250,000 in any calendar year. However, at your option, you may defer payment until the end of each year and receive payment in the form of shares of Class A common stock of the Company.

(9) Stock Options and Warrants. The Company acknowledges that this letter agreement shall not modify or affect any stock options or warrants, or your rights with respect to any stock options or warrants, previously granted to you or your affiliated entity by the Company prior to the date of this letter agreement.

(10) Indemnification. Throughout the Term of Employment, the Company hereby agrees to maintain officers and directors’ liability insurance with one or more recognized insurance carriers in an amount of not less than Ten Million ($10,000,000) and to cover you under all of such policies and to provide indemnity to you, in your capacity described in this letter, to the fullest extent provided under Georgia law as provided herein. In addition, throughout the Term of Employment, the Company hereby agrees to indemnify, defend and hold you and your affiliates harmless and, if applicable, the directors, officers, shareholders, employees, attorneys, accountants, agents and representatives of any affiliate of you and your heirs, successors and assigns of you and your affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted under Georgia law, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Company of all legal fees, court costs and filing fees, as incurred by you (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Company or its board of directors, (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by the Company to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the business of the Company.

(11) Entire Agreement; Amendment. This letter agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this letter agreement.

(12) Governing Law. This letter agreement shall be governed and construed in accordance with the laws of the State of Georgia.

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Michael, we are delighted to extend this offer of employment to you and look forward to working with you. To accept this offer, please countersign this letter agreement in the space provided below and return a copy to me at your earliest convenience.

Sincerely,

BOXLIGHT CORPORATION

By:	/s/ Dale Strang
Dale Strang, Director

I HAVE CAREFULLY READ THIS OFFER LETTER REGARDING MY EMPLOYMENT WITH BOXLIGHT CORPORATION AND MY SIGNATURE HERETO REFLECTS MY UNDERSTANDING AND FULL AGREEMENT WITH ITS TERMS.

/s/ Michael Pope
Signature

Michael Pope
Name of Employee (typed or printed)

Dated:	3/20/2020

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Exhibit A

Agreement and Release of Claims

1. Release of Claims.

In consideration of the severance payments and benefits described in that certain offer letter dated as of March 20, 2020, by and among Michael Pope (“you” or “Executive”) and Boxlight Corporation (the “Company”), to which you agree that you are not entitled until and unless you execute this Agreement and Release of Claims (“Release”) and it becomes effective in accordance with the terms hereof, you, for and on behalf of yourself and your heirs, successors and assigns, except as specifically otherwise provided in the last sentence of this Section 1 and Section 2 of this Release, hereby waive and release any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which you ever had, now have or may have against the Company and each of its shareholders, subsidiaries, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that you sign this Release, on account of, arising out of or in connection with your employment and/or the termination thereof, or the provision of any services to the Releasees, or any term or condition of that employment or service, arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex, sexual orientation or gender identification, or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. You further agree that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by you, your descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, you acknowledge that you intend to waive and release any rights known or unknown that you may have against the Releasees under these and any other laws by reason of acts or omissions which have occurred on or prior to the date that you sign this Release, on account of, arising out of or in connection with your employment and/or the termination thereof, or the provision of any services to the Releasees, or any term or condition of that employment or service; provided, that you do not waive or release claims with respect to (a) rights that cannot be so released as a matter of applicable law, (b) breach of the terms, provisions or covenants of this Release or the payments and benefits provided to you and your family members pursuant to Section 2(f) of the offer letter, (c) accrued vested benefits under employee benefit plans of the Company subject to the terms and conditions of such plans and applicable law, (d) any rights you may have solely in connection with your capacity as a stockholder of the Company (without regard to your employment or termination of employment with the Company), (e) any claim arising after the effective date of this release, and (f) any claims subject to (A) indemnification by the Company under any current article, section or provision of the Company’s Certificate of Incorporation or Bylaws related to liability and/or indemnification of officers and directors of the Company or under any former article, section or provision of any of the foregoing which remain in force, or (B) coverage under any of the Company’s director and officer insurance policies (collectively, the “Unreleased Claims”).

2. Proceedings.

You acknowledge that you have not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. Except with respect to Unreleased Claims, you (i) acknowledge that you will not initiate or cause to be initiated any Proceeding and will not participate in any Proceeding related to any claims released by you under Section 1 of this Release, in each case, except as required by law; and (ii) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding related to any claims released by you under Section 1 of this Release, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, you understand that, by executing this Release, you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent you from (i) initiating or causing to be initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or any other Federal, State or Local governmental or quasi-governmental entity; or (iii) filing any claim for unemployment benefits; provided, however, you agree that, if you or anyone acting on your behalf, brings any claim or charge released in this General Release, you release and waive your right to claim or recover any monetary damages from the Company in connection therewith.

3. Time to Consider.

You acknowledge that you have been advised that you have twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release. You further acknowledge that you may not execute this Release prior to the date your employment with the Company terminates. [By Schedule I to this Release, you have been informed in writing of the decisional unit for the Company’s reduction in force; the job titles and ages of all individuals in the decisional unit selected for the reduction in force and offered severance benefits and the job titles and ages of all individuals in the decisional unit who were not selected; and the eligibility requirements for receipt of severance benefits.]1 YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE CAREFULLY, YOU HAVE BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, AND YOU FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES. YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND YOU AGREE TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation.

You hereby acknowledge and understand that you shall have seven (7) days from the date of execution of this Release to revoke your execution of this Release and that neither the Company nor any other person is obligated to provide any benefits to you pursuant to this Release until eight (8) days have passed since your signing of this Release without your having revoked this Release. If you revoke this Release, you will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

1 Include this sentence and attach Schedule I if the termination is part of a termination program.

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5. No Admission.

This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.

6. Nonsolicitation.

The Executive agrees that during the period of twelve (12) months after his employment terminates, the Executive will not, (i) hire or attempt to hire any employee of the Company, (ii) hire or attempt to hire any independent contractor providing services to the Company in connection with any activity that is directly competitive to the Company, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company to terminate his or her relationship with the Company, or (v) solicit or encourage any customer or vendor of the Company to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any activity that is directly competitive to the Company. For purposes of the Executive’s obligations hereunder during that portion of the period that follows the termination date, employee, independent contractor, customer or vendor of the Company shall mean any Person who was such at any time during the six (6) months immediately preceding the termination date.

7. General Provisions.

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8. Governing Law.

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Georgia without giving effect to conflict of laws principles.

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IN WITNESS WHEREOF, you have hereunto set your hand as of the day and year set forth opposite your signature below.

Date:	Michael Pope

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